DATED May 8, 2017
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-217029
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 3.300% NOTES DUE 2024 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 3.300% Notes Due 2024
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date:	May 8, 2017
Settlement Date (Original Issue Date):	May 11, 2017
Maturity Date:	June 9, 2024
Principal Amount:
$200,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $250,000,000 aggregate principal amount of Medium-Term Notes, Series H, 3.300% Notes Due 2024 issued by us on June 9, 2014. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series H, 3.300% Notes Due 2024 and will trade interchangeably with the previously issued Medium-Term Notes, Series H, 3.300% Notes Due 2024 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series H, 3.300% Notes Due 2024 will be $450,000,000.

Price to Public (Issue Price):	102.252%, plus accrued interest
Dealer’s Commission:	0.400% (40.0 basis points) of the principal amount
Accrued Interest:	$2,786,666.67
All-in-price:	101.852%, plus accrued interest
Pricing Benchmark:	UST 2.250% Notes due February 15, 2027
UST Spot (Yield):	2.365%
Spread to Benchmark:	+ 58 basis points (0.58%)
Yield to Maturity:	2.945%
Net Proceeds to Issuer:	$203,704,000, plus accrued interest
Coupon:	3.300%
Interest Payment Dates:	Interest will be paid semi-annually on the 9th of June and December of each year, and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	MUFG Securities Americas Inc.
Billing and Delivery Agent:	MUFG Securities Americas Inc.
CUSIP:	14912L6C0
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling MUFG Securities Americas Inc. toll free at (877) 649-6848.